Exhibit 10.1

January [●], 2024

To:      [NAME]

Dear [NAME]:

Reference is hereby made to (i) that certain Agreement and Plan of Merger, dated as of the date of this letter agreement (the “Merger Agreement”) by and among the Chesapeake Energy Corporation (the “Company”), Hulk Merger Sub, Inc., Hulk LLC Sub, LLC and Southwestern Energy Company (“Southwestern”), pursuant to which the Company will, subject to the terms and conditions of the Merger Agreement, acquire all of the outstanding equity interests of Southwestern in exchange for shares of common stock in the Company (the “Transaction”), (ii) the Chesapeake Energy Corporation Executive Severance Plan (the “Severance Plan”), under which you have previously executed a Participation Agreement (as defined in the Severance Plan), and (iii) the Chesapeake Energy Corporation 2021 Long Term Incentive Plan (together with any successor equity incentive plan, the “LTIP”), pursuant to which you have been and/or will be granted one or more Awards (as defined in the LTIP). Capitalized terms used but not defined herein have the meanings set forth in the Severance Plan, except as expressly set forth herein.

This letter agreement (the “Agreement”) confirms your eligibility for enhanced severance benefits in the event you incur a Qualifying Termination during the Transaction Protection Period (as defined below).

Notwithstanding anything in the Severance Plan, the LTIP or any Award Agreement (as defined in the LTIP and, for the avoidance of doubt, including any Award Agreement entered into after the date of this letter agreement and prior to the consummation of the Transaction) to the contrary, you and the Company hereby agree as follows:

1.	The “Transaction Protection Period” shall be the period beginning on the date of the consummation of the Transaction (the “Closing”) and ending 24 months after the date of the Closing.

2.	In the event you incur a Qualifying Termination during the Transaction Protection Period, such Qualifying Termination shall be considered to have been incurred during the Change in Control Protection Period for purposes of the Severance Plan and you shall be eligible to receive the benefits set forth in Section 5(b) of the Severance Plan, subject to the other terms and conditions of the Severance Plan. In addition, if you incur a Qualifying Termination during the Transaction Protection Period, the amount payable under Section 5(b)(ii) of the Severance Plan shall be one and one-half (1.5) times the Group Health Plan Amount.

3.	During the Transaction Protection Period, the Transaction will be considered as, and will be deemed to be, a Change in Control for all purposes under the LTIP solely with respect to Awards granted prior to the Closing (“Pre-Closing Awards), and, with respect to Pre-Closing Awards, any Qualifying Termination shall be considered a termination by the Company without Cause, such that all Pre-Closing Awards will become fully vested (with performance-based awards measured based on actual performance in accordance with the terms of the applicable award agreement). For the avoidance of doubt, the foregoing shall not apply to Awards granted after the Closing.

4.	For the avoidance of doubt, you will not be entitled to the benefits provided under this Agreement in the event your employment is terminated by the Company for Cause. Without limiting the foregoing, and notwithstanding any other provision herein to the contrary, you will not be entitled to the benefits provided under this Agreement in the event your employment is terminated by the Company during the Transaction Protection Period for bona fide performance reasons unrelated to the consummation of the Transactions, provided that (i) such bona fide performance reasons relate to significant repeated and continuing deficiencies in job performance (i.e., excluding isolated, sporadic and/or immaterial performance lapses), (ii) such deficiencies in job performance have been documented by the Company in accordance with its customary disciplinary and/or performance improvement processes and have been communicated to you in a writing (which written communication shall describe with reasonable specificity the nature of such performance deficiencies, including the material acts or omissions giving rise thereto) within a reasonable period of time following the onset of thereof, and (iii) you have been given a reasonable opportunity to remedy on a prospective basis the alleged performance deficiencies and have failed to do so for a period of at least 30 days following your receipt of written notice thereof.

5.	During the Transaction Protection Period, the Company will not amend the Severance Plan in any manner that would adversely affect the benefits or protections provided to you under the Severance Plan or this Agreement.

6.	In addition, if you incur a Qualifying Termination in calendar year 2024 and prior to the Closing, then any outstanding Awards previously granted to you under the LTIP (or portions thereof) that are unvested as of your date of termination and were scheduled under their original terms to vest in calendar year 2024, will remain outstanding and will continue to vest in accordance with their terms as if you had remained employed through the applicable vesting date (and, for the avoidance of doubt, vesting of performance-based awards will be based on actual performance, as determined in accordance with the applicable award agreement).

Except as expressly set forth herein, the terms of the Severance Plan, the LTIP and each Award Agreement remain unchanged. The benefits provided under this Agreement are subject to Section 15(j) of the Severance Plan and the parties hereto further intend that the benefits provided under this Agreement shall be exempt from the requirements of Section 409A and that this Agreement shall be interpreted and administered consistent with such intent. Paragraphs 1-5 above are expressly conditioned upon the consummation of the Transaction. In the event the Merger Agreement is terminated without consummation of the Transaction, paragraphs 1-5 of this Agreement shall be considered null and void ab initio; however, paragraph 6 shall survive and shall remain in effect in accordance with its terms. This letter agreement may be executed in any number of counterparts (including via facsimile or e-mail in .pdf format), any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this letter agreement as of the date first written above.

Chesapeake Energy Corporation

By:
Name:
Its:

Acknowledged, agreed and accepted:

By:
[NAME]